EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 4 to the Schedule 13G to which this Agreement is attached is filed on behalf of each one of them pursuant to Rule 13d-1(k)(1)(iii).  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

Dated: August 30, 2011

/s/George D. Johnson, Jr.
George D. Johnson, Jr.

GEORGE D. JOHNSON, JR.
REVOCABLE TRUST DATED
JULY 17, 2001

	By	/s/George D. Johnson, Jr.
George D. Johnson, Jr.
Trustee